AGREEMENT FOR THE PURCHASE AND SALE OF FUTURE RECEIVABLES

This purchase and sale of future receivables agreement (“Agreement”) dated 04/19/2024, is made by and between Parkside Funding Group LLC (hereinafter “Parkside” or “Purchaser”) and each Seller listed below (together referred to as “Seller”).

TERMS AND CONDITIONS
SECTION A:

1. SALE OF FUTURE RECEIVABLES: Seller, identified on page 2 and 3, in addition to any Seller attached to this agreement in Addendum A, hereby sells, assigns and transfers to Parkside, the Specified Percentage of the proceeds of each future sale (“Future Receivables”) made by Seller in consideration for receiving the Purchase Price, minus any Fees and/or any Payoff/Refinance, until Parkside has received the full Purchase Amount.

Purchase Amount:
Q: What is the Purchase Amount?	$552,000.00
A: The Purchase Amount is the amount of future receivables
Parkside is purchasing from Seller.
Purchase Price:
Q: What is the Purchase Price?	$400,000.00
A: The Purchase Price is the amount Parkside is paying upfront for the Purchase Amount before deducting any Fee or REFI.
Payoff/Refinance (“REFI”):	$0.00
Q: What is a Payoff/Refinance?
A: If Seller has an open balance with either Parkside or another third party, Seller may request Parkside to Payoff said balance with part or all of the Purchase Price.
Total Funds Received by Seller(s):
Purchase Price received by Seller minus any Fee and/or any Payoff from REFI.	$388,000.00
Percentage Purchased (“PP”):
Q: What is the Percentage Purchased?
A: The Percentage Purchased is the percentage of receivables to be remitted to Parkside until the Purchase Amount is fully remitted to Parkside or the Seller no longer has such obligation pursuant to the terms of the Agreement.	6.00%
Estimated Payment (“EP”):
Q: What is the Estimated Payment?

A: An estimated initial amount calculated based on Sellers’s past receivables amount and the Percentage Purchased, to be paid from the Seller’s receivables to Parkside, which is subject to Reconciliation pursuant to Section A (3).

$27,600.00 Weekly
Fee:
Q: What is a Fee that will deducted from the Purchase Price?
A: Up to 3.00% of the Purchase price	$12,000.00
will be deducted from the Purchase Amount for underwriting costs.

SELLER INFORMATION

Seller(s) Information

Legal/Corporate Name: FORELAND REFINING CORPORATION

D/B/A: Federal Tax ID: 74-2881250

Type of Entity: Corporation State of Incorporation: TX

Physical Address: 707 W 700 S STE 101 City: WOODS CROSS State: UT Zip: 84087

Business Phone: 000-000-0000 Email: dsealock@skyquarry.com

Seller 2

Legal/Corporate Name: SKY QUARRY INC

D/B/A:

Type of Entity: Corporation State of Incorporation: UT

Physical Address: 707 W. 700 S. SUITE 101 City: West Bountiful State: UT Zip: 84087

Business Phone: Email:

Seller 3

Legal/Corporate Name: GEOPULSE EXPLORATION, INC.

D/B/A:

Type of Entity: Corporation State of Incorporation: NV

Physical Address: 1859 WHITNEY MESA DR City: Henderson State: NV Zip: 89014

Business Phone: Email:

Guarantor ("Guarantor") Information 1

Corporate Officer/Owner Name: DAVID O SEALOCK Title: Owner

Ownership %: [redacted] Date of Birth: [redacted] SS#: [redacted]

Home Address: [redacted] City: [redacted] State: [redacted] Zip Code: [redacted]

Home Phone Number: -- Cell Phone Number: -- Email: dsealock@skyquarry.com

Guarantor ("Guarantor") Information 2

Corporate Officer/Owner Name: MARCUS GOETZ LAUN Title: Owner

Ownership %: [redacted] Date of Birth: [redacted] SS#: [redacted]

Home Address: City: State: Zip Code:

Home Phone Number: -- Cell Phone Number: -- Email: marcus@skyquarry.com

2.THIS AGREEMENT IS NOT A LOAN: PARKSIDE and each Seller (together the “Parties”) intend and agree that the purchase and sale of the Future Receivables by Seller is not, nor interpreted to be, a loan. There is no interest rate, or payment schedule and no time period during which the Purchase Amount must be collected by Parkside. Parkside is purchasing the Purchase Amount knowing the risks that Seller’s receivables may be substantially reduced, or that Seller’s business may fail in which Parkside will not receive any remittance from Seller. In such an event, Seller would not be in breach/default of this Agreement. Parkside assumes these risks based on the Seller’s representations, warranties and covenants in this Agreement that are designed to give Parkside a reasonable and fair opportunity to receive the benefit of the bargain. The Parties agree that the Purchase Price is the fair market value for said receivables. If a court determines that Parkside has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and Parkside shall promptly refund to seller any interest received by Parkside in excess of the maximum lawful rate, it being intended that Seller not pay or contract to pay and that Parkside not receive or contract to receive, directly or indirectly in an manner whatsoever, interest in excess of that which may be paid by Seller under applicable law. Seller knowingly and willingly waives the defense of usury in any action or proceeding.

3.Reconciliation: To ensure that Parkside has collected from Seller an amount that equals the Percentage Purchased, and as long as Seller has not breached this Agreement, any Seller may give written notice to Parkside requesting that Parkside conduct a reconciliation to adjust the daily amount to reflect the Seller’s actual past and expected future receivables. A reconciliation may also be requested by sending an e-mail to Parkside at Accounting@parksidefundinggroup.com. Seller shall provide Parkside with any financial documentation or information requested by Parkside for Parkside to verify the actual receivables and complete the reconciliation. Parkside will complete each reconciliation within five business days after receipt of a written request and accompanied by the documentation and information required for it. If after Parkside conducts the reconciliation, and it is determined by Parkside that Parkside received more funds from Seller than it was intitled to, Parkside shall remit the excess funds to Seller within three business days of completing the Reconciliation.

4.Authorized Bank Account: Seller shall deposit all of the Future Receivables into the single business banking account (the “Account”) acceptable to Parkside to obtain electronic fund transfer services and/or “ACH” payments. Seller must instruct Seller’s credit card processor, which must be approved by Parkside, (the “Processor”) to deposit all payment card receipts of Seller into the Account. Seller shall provide Parkside and/or its authorized agent with all of the information, authorizations, and passwords necessary to verify each Seller’s Receivables. Seller shall not change any of the passwords without prior written consent from Parkside. Seller authorizes Parkside to debit the Estimated Payment from the Account each business day/week/month by either electronic fund transfer services and/or “ACH” payments.

5.Insufficient Funds In Account: Seller understands that it is responsible for ensuring that the Estimated Payment amount is available in the Account each business day/week/month or advising Parkside prior to each daily/weekly/monthly withdrawal of a shortage of funds. Seller will be responsible for any fees incurred by Parkside as a result of a rejected electronic check or ACH debit attempt (if no prior notice was provided) and such rejection may be result in event of default as defined with Section D.

Parkside is not responsible for any overdrafts or rejected transactions that may result from Parkside’s debiting any amount authorized under the terms of the Agreement. Seller acknowledges that the foregoing ACH authorization is a fundamental condition to induce Parkside to accept the Agreement. As such, such authorization is intended to be irrevocable.

6.Fiduciary Duty of Seller: Each Seller agrees that it is a fiduciary for Parkside, and each Seller will hold its receivables in trust for Parkside in its capacity as a fiduciary for Parkside. Until the Purchased Amount has been received in full by Parkside, Seller’s receivables, up to the balance of the Purchased Amount, shall be the property of Parkside.

7.Information To Be Delivered To Parkside: Seller shall provide to Parkside any authorizations, bank or financial statements, tax returns, as Parkside deems necessary in its sole discretion prior to or any time after execution of this Agreement. Seller shall provide the requested documents within five (5) business days after request by Parkside. Seller authorizes all of its banks, brokers and credit card processors to provide Parkside with Seller’s banking, brokerage and/or processing history to determine qualification or continuation of the Agreement or for collections upon the event of Default. A photocopy of this authorization shall be deemed acceptable as an authorization for release of financial and credit information.

8.Financial Information Authorization: Seller authorize Parkside, its agents, representatives and any credit reporting agency engaged in Parkside to:

(i)Investigate any references given or other statements or data obtained from or about Seller for the purpose of this Agreement.

(ii)Obtain consumer and business reports on the Seller.

(iii)Contact any current or prior banks of the Seller, to obtain any information regarding Seller’s transactions with said banks, in the furtherance of this Agreement.

(iv)Investigate its financial responsibility and history.

(v)Update such information and financial and credit reports/profiles from time to time as Parkside deems appropriate.

(vi)Seller Waives to the maximum extent permitted by law any claim for damages against Parkside or any of its affiliates related to any investigation undertaken by or on behalf of Parkside as permitted by this Agreement or disclosure of information as permitted by this Agreement.

9.No Liability: In no event shall Parkside be liable for any claims asserted by Seller or Guarantor under any legal theory for lost profits, lost revenues, lost business opportunities, exemplary, punitive, special, incidental, indirect, or consequential damages, each of which is waived by both Seller and Guarantor.

SECTION B

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

1.Good Faith, Best Efforts And Due Diligence: Seller and each Guarantor represents, warrants and covenants that it will conduct its business in good faith and will use its best efforts to ensure that Parkside obtains the Purchase Amount. Seller represents, warrants and covenants that it is entering this Agreement for business purposes and not as a consumer for personal, family, or household purposes.

2.Financial Condition And Financial Information: Seller and each Guarantor represents, warrants and covenants that any information provided to Parkside under Section A, Paragraph 7 or 8, fairly represent the financial condition of Seller and each Guarantor at such dates.

3.Material Change In Business: Seller represents, warrants and covenants that Seller shall notify Parkside immediately if there are material adverse changes, financial or otherwise, in the operation of Seller or any change in the ownership of Seller.

4.Governmental Compliance: Seller represents, warrants and covenants that Seller is in compliance and shall comply with any and all laws and regulations promulgated by the State or Federal government including State and Federal Taxes. Seller has valid permits, authorizations and licenses to own operate, lease its properties, and to conduct its business in which it is presently engaged and or will engage in hereafter.

5.Authority To Enter Into This Agreement: Seller represents, warrants and covenants that Seller has full power and authority to incur and perform the obligations under this Agreement, all of which have been duly authorized.

6.Change Of Business Name, Location Or Closing Of Business: Seller shall not conduct Seller’s business under any name other than as disclosed to Parkside. Seller shall not change its place of business without prior written consent of Parkside. Seller shall not sell, dispose, transfer or otherwise convey all or substantially all of its business or assets without,

(i)The express prior written consent of Parkside and

(ii)The written Agreement of any purchaser or transferee assuming all of Seller’s obligations under this Agreement pursuant to documentation satisfactory to Parkside.

7.Bankruptcy: Seller represents, warrants and covenants that as of the date of the executed Agreement, Seller is not insolvent, is not contemplating bankruptcy, has not filed any petition for bankruptcy protection under any Title of the United States Bankruptcy code, and to Sellers’s knowledge, there has been no involuntary petition brought or pending against Seller.

8.Business Interruption Insurance: Seller shall maintain business interruption insurance and shall provide PARKSIDE proof of such insurance upon request.

9.No Conflict with Other Agreements: Seller represents, warrants and covenants that Seller’s execution and performance of this Agreement will not conflict with any other agreement, obligation, promise, court order, administrative order or decree, law or regulation, to which Seller is subject, including any agreement which prohibits the sale or pledge of Seller’s future receivables.

10.No Stacking: Seller represents, warrants and covenants that Seller shall not enter into any purchase and sale of future receivables or any loan agreement that relates to or involves its future receivables with any party other than Parkside for the duration of this Agreement, without the prior written consent of Parkside.

11.No Diversion of Receipts: Seller represents, warrants and covenants that Seller shall not permit any event to occur that could cause a diversion of any of Seller’s Future receivables from the Account to another entity.

12.Negative Pledge: Seller agrees not to create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of the “Collateral” (Defined in Section C paragraph 1).

13.Seller’s Knowledge And Representation: Seller represents, warrants and covenants that it is a sophisticated business entity familiar with the kind of transaction covered by the Agreement and that it was or had the opportunity to be represented by legal counsel prior to signing this Agreement.

14.Title of Receipts: Seller represents, warrants and covenants that Seller has good, complete, unencumbered and marketable title to all future receivables, free and clear of any and all liabilities, liens, claims, changes, restrictions, options, rights, mortgages, security interests, equities, pledges and encumbrances of any kind or nature whatsoever or any other rights or interest that may be inconsistent with the transactions contemplated with or adverse to the interests of Parkside.

15.Estoppel Certificate: Seller represents, warrants and covenants that Seller shall, at least one day after notice from Parkside to Seller, execute, acknowledge and deliver to Parkside or to any other person, firm, entity specified by Parkside a statement certifying that this agreement is unmodified and in full force and effect (if modified- the same is in full force and effect as modified and stating the modifications).

SECTION C

RIGHTS OF PARKSIDE

1.Security Interest: Seller hereby grants to Parkside a first priority security interest in and lien upon: (a) All accounts receivable as defined in Article 9 of the Uniform Commercial Code (the “UCC”), now or hereafter owned or acquired by Seller and (b) all proceeds of any account receivable, as the term is defined in Article 9 of the UCC (together, the “Collateral”). Seller hereby represents and warrants that no other person or entity has a security interest in the Collateral. Seller acknowledges and agrees that any security interest granted to Parkside under any other agreement between Seller and Parkside (the “Cross-Collateral”) will secure the obligations hereunder. Seller agrees to execute any documents or take any action in connection with this Agreement as Parkside deems necessary to perfect or maintain Parkside’s first priority security interest in the Collateral or to effectuate Parkside’s right of setoff. Seller hereby authorizes Parkside to file any financing statements deemed necessary by Parkside to perfect or maintain Parkside’s security interest. Pursuant to Article 9 of the Uniform Commercial Code, upon any Event of Default hereunder, Parkside has control over and may direct the disposition of the Collateral, without further consent of Seller. Upon any Event of Default hereunder, Parkside shall have the right, without notice or demand of any kind, to notify account debtors of Parkside’s lien and collect any amount owed to Parkside directly from the account debtors.

2.Fees: Underwriting fee 3.00% of the Purchase Amount to cover underwriting related expenses. (Will be deducted from Purchase Price). Seller agrees that the Fees are reasonable.

3.Refinance/Payoff: At the time of this Agreement, Seller may have an existing balance, in which Seller previously sold its future receivables, with (i) Parkside (ii) another purchaser. Seller must disclose any prior Agreement to Parkside prior to signing this Agreement. Seller may opt to refinance or payoff its prior balance with part or all of the Purchase Price in order to enter this Agreement with Parkside. Seller shall direct Parkside to refinance or payoff its prior balance.

4.Right To Access: In order to ensure that Seller is complying with the terms of this Agreement,

Parkside shall have the right to:

(i)Enter the premises, without notice, of Seller’s business, for the purpose of inspection of Seller’s transaction processing terminals.

(ii)Access to Seller’s employees and records and all other items as requested Parkside

5.Phone Recordings and Contact: Seller and each Guarantor agrees that any call between Parkside and Seller, their agents, and employees may be recorded and monitored. In addition, Seller and each Guarantor agrees that:

(i)It has an established business relationship with Parkside including its employees and agents, and that Seller may be contacted, via phone, mail or email, from time-to-time regarding this Agreement or other related business transactions.

(ii)Such communications and contacts are not unsolicited or inconvenient.

(iii)Any such contact may be made by any phone number including cell phone numbers, email address, or facsimile number given to Parkside by Seller, its agents or employees.

(iv)Seller and each Guarantor acknowledge that such calls or electronic communications may incur a charge or fee from the company that provides them with telecommunications, wireless, and/or Internet services, and that Parkside has no liability for any such charges.

6.Publicity: Parkside may, at its discretion, use Seller and each Guarantor’s name in listings of clients, and in marketing and advertising materials.

7.SERVICE OF PROCESS: IN ADDITION TO THE METHODS OF SERVICE ALLOW BY NEW YORK COURT RULES, SELLER AND GUARANTOR HEREBY CONSENTS TO SERVICE OF PROCESS UPON IT BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESSES PROVIDED ON PAGE 1 OF THIS AGREEMENT, SERVICE HEREUNDER SHALL BE COMPLETE UPON SELLER’S OR GUARANTOR’S ACTUAL RECEIPT OF PROCESS OR UPON PARKSIDE’S RECEIPT OF THE RETURN THEREOF BY THE UNITED STATES POSTAL SERVICE AS REFUSED OR UNDELIVERABLE. SELLER AND GUARANTOR MUST PROMPTLY NOTIFY PARKSIDE, IN WRITING, OF EACH AND EVERY CHANGE OF ADDRESS TO WHICH SERVICE OF PROCESS CAN BE MADE.

SECTION D
EVENTS OF DEFAULT

1.Events of Default: The occurrence of any of the following events shall constitute an “Event of default” and Parkside shall be intitled to pursue without limitation any of the Remedies under Section D

(2) immediately and without notice to Seller in addition to any remedy available to PARKSIDE under the law, in equity or otherwise pursuant to this Agreement.

(i)Seller or Guarantor violates any term, covenant, warranty, or condition in this Agreement.

(ii)Seller interferes with Parkside’s right to collect the Purchase Amount.

(iii)Seller uses multiple depository accounts without the prior written consent of Parkside.

(iv)Seller changes its depositing account or its payment card processor without the prior written consent of Parkside.

(v)Any representation or warranty by Seller in the Agreement shall prove to have been incorrect, false or misleading in any material respect when made.

(vi)Seller notifies Parkside that it is unilaterally terminating the Agreement.

(vii)Seller transfers or sells all or substantially all of its assets without the prior written consent of

Parkside.

(viii)Seller transports, moves, interrupts, suspends, dissolves, or terminates its business without the prior written consent of Parkside other than a bankruptcy filing.

(ix)Seller changes its processor or adds terminals without the prior written consent of Parkside.

(x)Seller changes the Account username and/or password credentials without giving Parkside at least twenty-four-hour advance written notice of said change with the updated username and password.

(xi)Seller causes its account to stop allowing Parkside to withdraw the Estimated Payment from the account and Seller does not notify Parkside by email at Accounting@parksidefundinggroup.com, within three business days of a valid reason for causing the account to stop payment.

2.Protections Against Default: The following protections may be invoked by  Parkside immediately and without notice to Seller if any Event of Default occurs.

(i)The full uncollected Purchase Amount plus all fees under section C (2) and Section D (5) due under the Agreement.

(ii)Parkside may enforce the provisions of the Limited Personal Guaranty of performance – Attached to this Agreement – against the Guarantor.

(iii)Parkside may enforce its security interest in the collateral under Section C (1).

(iv)Parkside may proceed to protect and enforce its right and remedies by bringing a legal action against Seller and Guarantor pursuant to the Agreement in addition to any remedy available to Parkside under the law or in equity. In said action if judgment should be granted in favor or Parkside against Seller or Guarantor, Seller and Guarantor shall be liable for Parkside’s costs of said action, including but not limited to collection costs, reasonable attorneys’ fees, and court costs.

(v)Parkside may debit Seller’s depository accounts wherever situated by means of ACH debit or facsimile signature on a computer-generated check drawn on Seller’s bank account or otherwise for all sums due to Parkside.

(vi)Parkside may notify Seller’s credit card and check processor and to request said credit card processor to remit payments to Parkside for any remaining balance under the Purchase Amount on behalf of seller.

3.Temporary Restraining Order (“TRO”): In the event an Event of Default occurs, Seller and Guarantor hereby consent and agree that Parkside may be intitled to apply, in any action arising from a breach of this Agreement, for an Ex Parte entry of a preliminary or permanent injunction, temporary restraining order or other equitable relief, in an effort to protect Parkside’s collateral. Seller acknowledges that unless Parkside chooses to file a TRO, Parkside may be unable to adequately protect it’s interest in the Collateral and RNS may not have another remedy at law.

4.Statutes of Limitations: Any claim not asserted by Seller or Guarantor against Parkside within one year of its accrual will be time barred.

5.Costs and Legal Fees: Seller and Guarantor shall be responsible to pay all of Parkside’s reasonable costs associated with any Event of Default, and the enforcement thereof, including a ‘Default fee’ of $2,500.00, and collection fees and or attorney fees, which may include a contingency fee of up to 33% of the amount demanded, and costs of suit.

SECTION E
MISCELLANEOUS

1.No Modification: No modification, amendment waiver or consent of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Parkside.

2.Assignment: Parkside may assign, transfer or sell its rights to receive the Purchase Amount or delegate its duties hereunder, either in whole or in part, with or without prior written notice to Seller.

3.Notice: Except for Service of Process under Section C (7), all notices and other communications to Seller and Guarantor, required or permitted to be given shall be in writing, and shall be deemed duly given as follows: (a) on the date delivered if personally delivered, (b) on the date sent by facsimile with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error to the addresses listed on page 1, (c) on the next business day if sent by overnight mail by Federal Express or other recognized overnight mail service to the addresses listed on page 1, or (d) five business days after mailing, if mailed by certified or registered mail, return receipt requested, in each case addressed to the parties at their respective addresses set forth on page 1 of this agreement.

4.Waiver: No course of dealing or omission or delay on the part of Parkside in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver by Parkside of any provision hereof shall be effective, unless in writing and signed by Parkside. No waiver by Parkside shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

5.Severability: The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision, as so amended and limited, valid and enforceable.

6.Titles and Captions: The titles, captions and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof and shall not affect the construction or interpretation of any provision hereof.

7.Survival of Representation: All representations, warranties, and covenants herein shall survive the execution and delivery of this Agreement and shall continue in full force until all obligations under this Agreement shall have been satisfied in full and this Agreement shall have terminated.

8.Entire Agreement: This Agreement contains a complete statement of the agreement and supersedes all prior agreements and understandings.

9.Governing Law: This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of New York, without regard to choice or conflict of laws principles that would defer to the substantive laws of any other jurisdiction.

10.Forum and Venue Selection: Parkside and Seller agree that any legal dispute, controversy, demand, or claim (“claim” or “claims”) arising out of, or relating to, the Agreement, any breach thereof, shall be instituted in any federal or state court sitting in the State of New York (the “Satisfactory Forums”) provided that Parkside may institute suit in another forum. Seller, and any Guarantor agree that the Satisfactory Forums are convenient to them and submit to the personal jurisdiction of the acceptable forums. Should a proceeding be initiated by Seller or Guarantor in any other forum, Seller and Guarantor each waive any right to oppose any motion or application by Parkside to dismiss such proceeding to remove and/or transfer the proceeding to a Satisfactory Forum and for an anti-suit injunction against such proceeding.

11.Arbitration: Parkside and Seller agree that any legal dispute, controversy, demand, or claim arising out of, or relating to, the Agreement, any breach thereof, including, but not limited to issues of arbitrability, will, at the option of any party to such action or dispute, be determined by arbitration before a single arbitrator. Such Arbitration shall be at a place and time agreed upon by the parties in the county in New York. A neutral arbitrator shall conduct the matter in accordance with the commercial rules of the American Arbitration Association in New York, New York. The arbitrator will be a neutral person agreed upon by the parties. The parties agree that the costs of mediation and arbitration shall be shared equally unless otherwise agreed or ordered. Seller and/or Guarantor acknowledges and agrees that the Purchase and Sale of future receivables Agreement and/or the Guaranty Agreement is the product of communications conducted by telephone and the Internet, which are instrumentalities of interstate commerce, and that the transactions contemplated under this Agreement will be made by wire transfer and/or ACH, which are also instrumentalities of interstate commerce, and that the Purchase and Sale of future receivables Agreement and/or the Guaranty Agreement therefore evidences a transaction affecting interstate commerce.

12.Jury Waiver: EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER AGREEMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.Class Action Waiver. Guarantor, Seller, and Parkside each agree that they may bring claims against each other arising from or related to this Agreement only in their individual capacities and not as a class action member in any purported class or any such similar proceedings.

ADVICE OF COUNSEL. EACH PARTY HERETO ACKNOWLEDGES THAT HE OR IT HAS CAREFULLY REVIEWED ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT PRIOR TO ITS EXECUTION, THAT HE OR IT HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF HIS OR ITS CHOICE, AND THAT HE OR IT HAS EXECUTED THIS AGREEMENT FREELY AND VOLUNTARILY AND BELIEVES THIS AGREEMENT TO BE FAIR, JUST, AND REASONABLE.

I have reviewed and agree with the terms and conditions set forth above in the Agreement.

LIMITED PERSONAL GUARANTEE OF PERFORMANCE

1.Definitions: Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement for the Purchase and Sale of Future Receivables attached hereto (the “Agreement”).

2.Personal Guarantee of Performance. Guarantor will not be personally liable for any amount due under this Agreement unless Seller commits an Event of Default pursuant to the Agreement. The undersigned Guarantor hereby guarantees the Seller’s performance of all the covenants, representations and warranties made by the Seller to Parkside in the Agreement (the “Guarantor Obligations”). Guarantor’s obligations are due at the time of any breach by Seller of any covenant, representation, or warranty made by Seller in the Agreement. Upon any breach by the Seller of any such covenant, representation or warranty, each Guarantor shall be jointly and severally liable for all amounts owed to Parkside under the Agreement.

3.Guarantor Waivers: Upon the occurrence any Event of Default, Parkside may seek recovery from each Guarantor for all of Parkside’s losses and damages by enforcement of Parkside rights without first seeking to obtain payment from Seller, any other guarantor, or any Collateral Parkside may hold pursuant to this Agreement or any other guaranty. Parkside does not have to notify Guarantor of any of the following events and Guarantor will not be released from its obligations under this Agreement even if it is not notified of: (i) Seller’s failure to pay timely any amount required under the Agreement; (ii) any adverse change in Seller’s financial condition or business; (iii) any sale or other disposition of any Collateral securing the Guarantor Obligations or any other guaranty; (iv) Parkside’s acceptance of any Agreement with Seller; and (v) any renewal, extension or other modification of the Agreement or Seller’s other obligations to Parkside. In addition, Parkside may take any of the following actions without releasing Guarantor from any of its obligations under this Agreement: (i) renew, extend or otherwise modify the Agreement or Seller’s other obligations to Parkside; (ii) release Seller from its obligations to Parkside; (iii) sell, release, impair, waive or otherwise fail to realize upon any Collateral securing the Guarantor Obligations or any other guaranty; and (iv) foreclose on any Collateral securing the Guarantor Obligations or any other guaranty in a manner that impairs or precludes the right of Guarantor to obtain reimbursement for payment under this Agreement. Until the Purchased Amount and Seller’s other obligations to Parkside under the Agreement and this Guarantee are paid in full, Guarantor shall not seek reimbursement from Parkside or any other guarantor for any amounts paid by it under this Guarantee. Guarantor permanently waives and shall not seek to exercise any of the following rights that it may have against Seller, any other guarantor, or any Collateral provided by Seller or any other guarantor, for any amounts paid by it, or acts performed by it, under this Agreement: (i) subrogation; (ii) reimbursement; (iii) performance; (iv) indemnification; or (v) contribution.

4.Class Action Waiver. Guarantor, Seller, and Parkside each agree that they may bring claims against each other arising from or related to this Guarantee only in their individual capacities and not as a class action member in any purported class or any such similar proceedings.

5.Incorporated Terms by Reference. THE TERMS, DEFINITIONS, CONDITIONS AND INFORMATION SET FORTH IN THE AGREEMENT INCLUDING THE “TERMS AND CONDITIONS”,  ARE  HEREBY  INCORPORATED  IN  AND  MADE  A  PART  OF  THIS GUARANTEE. In addition, Guarantor and Parkside each agree that the following terms from the Agreement shall be incorporated into this Guarantee by reference:

•“Phone Recordings and Contact” (Section C (5))

•“Publicity” (Section C (6))

•“Service of Process” (Section C (7))

•“Protections against default” (Section D (2) (i-vi))

•“Temporary Restraining Order” (Section D (3))

•“Statutes of Limitations” (Section D (4))

•“Costs and Legal Fees” (Section D (5))

•The ENTIRE SECTION E

6.Attorney Review and Guarantor Acknowledgment: Guarantor acknowledges that Guarantor and the provisions in the purchase and sale of future receivables agreement which are incorporated into the Guarantee and (a) understands the seriousness of the provisions of this Guarantee; (b) has had a full opportunity to consult with counsel of Guarantor’s choice; (c) Guarantor has consulted with counsel of its choice or has decided not to avail himself/herself of that opportunity.

I have reviewed and agree with the terms and conditions set forth above in the Guarantee. GUARANTOR 1

Signature:
Name:	DAVID O SEALOCK, Owner
Date:	04/19/2024

GUARANTOR 2

Signature:
Name:	MARCUS GOETZ LAUN, Owner
Date:	04/19/2024

EXHIBIT A – AUTHORIZATION FOR DIRECT DEPOSIT (ACH CREDIT) AND
DIRECT PAYMENTS (ACH DEBITS)

Funder Name: Parkside Funding Group LLC

Merchant (Legal Name): FORELAND REFINING CORPORATION

Designated Checking Account:

Bank Name: KEY BANK

Routing: 124000737

Account: 448613362236

Capitalized terms used in this Authorization Form without definition shall have the meanings set forth in the Merchant Agreement. This Authorization for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) is part of (and incorporated by reference into) the Merchant Agreement. Merchant should keep a copy of this important legal document for Merchant’s records.

DISBURSEMENT OF ADVANCE PROCEEDS. By signing below, Merchant authorizes Parkside Funding Group LLC to disburse the advance proceeds less the amount of any applicable fees upon advance approval by initiating ACH credits or a wire to the Designated Checking Account, in the amounts and at the times specified in the Merchant Agreement. By signing below, Merchant also authorizes Parkside Funding Group LLC to collect amounts due from Merchant under the Merchant Agreement by initiating ACH Debits from the Designated Checking Account. The initial authorized amount is as follows, which may be adjusted by Parkside Funding Group LLC from time to time in accordance with the Merchant Agreement:

•In the amount of: $27,600.00

•(Or) percentage of each Banking Deposit: 6.00%

•On the following days: MONDAY-FRIDAY

MISCELLANEOUS. Parkside Funding Group LLC is not responsible for any fees charged by Merchant’s bank as the result of credits or debits initiated under this Authorization Agreement. The origination of ACH Debits and Credits to the Designated Checking Account must comply with applicable provisions of state and federal law, and the rules and operating guidelines of NACHA (National Automated Clearing House Association). The individual signing below on behalf of Merchant certifies that he/she is an authorized signer on the Designated Checking Account. Merchant will not dispute any ACH transaction initiated pursuant to this Authorization Agreement, provided the transaction corresponds to the terms of this Authorization Agreement. Merchant requests the financial institution that holds the Designated Checking Account to honor all ACH entries initiated in accordance with this Authorization Agreement.

By signing below, Merchant attests that the Designated Checking Account was established for business purposes and not primarily for personal, family or household purposes.

FOR (Business Name): FORELAND REFINING CORPORATION

EXHIBIT B – BANK ACCOUNT ACCESS INFORMATION

Dear Merchant,

Thank you for accepting an offer from Parkside Funding Group LLC. We look forward to being your funding partner for as long as you need.

Please note that pursuant to the Agreement, we will need viewing access to your bank account. The requested access is for “look in” or viewing purposes only. We are not requesting any change or modification to your account.

Please fill out the form below with the access information for your account. Be sure to indicate capital or lower case letters.

Please fill out the form below with the access information for your account

Bank portal website: Username:

Password:

Security Question/Answer 1:

Security Question/Answer 2:

Security Question/Answer 3:

ACKNOWLEDGED AND AGREED:

Name: DAVID O SEALOCK

Title: Owner

Dated: 04/19/2024

Failure to timely establish our access ability to your account is a breach of your merchant agreement for which we reserve the right to exercise all remedies under the merchant agreement.